MET INVESTORS SERIES TRUST

AMENDMENT NO. 1 TO THE INVESTMENT SUBADVISORY AGREEMENT

(JPMorgan Small Cap Value Portfolio)

This Amendment No. 1 to the Investment Subadvisory Agreement (the “Agreement”) dated April 29, 2013, by and between MetLife Advisers, LLC, (the “Adviser”), and J.P. Morgan Investment Management Inc. (the “Subadviser”) with respect to the JPMorgan Small Cap Value Portfolio, a series of the Met Investors Series Trust, is entered into effective the 11th of February, 2015.

WHEREAS, the Agreement provides for the Subadviser to provide certain investment advisory services for the Adviser, for which the Subadviser is to receive agreed upon fees; and

WHEREAS, the parties with to amend certain provisions of the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual promises, representations, and warranties made herein, covenants and agreements hereinafter contained, and, for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. Schedule A of the Agreement is amended in whole to read as follows:

Percentage of average daily net assets
JPMorgan Small Cap Value Portfolio	0.50% of first $50 million of such assets plus 0.40% of such assets over $50 million.

2. All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the 11th day of February, 2015.

METLIFE ADVISERS, LLC		J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:	/s/ Kristi Slavin	By:	/s/ Robert Kravantka
	Kristi Slavin		Robert Kravantka
	Senior Vice President		Vice President